Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

All of the Company’s subsidiaries listed below are wholly owned.

Name	Jurisdiction of Incorporation or Organization

PL-US International LLC	United States
Rapid Management Group LLC	United States
Rapid Sheet Metal LLC (RSM)	United States
Rapid Manufacturing LLC (RM)	United States
Proto Labs, Ltd.	United Kingdom
PL International Holdings UK Ltd	United Kingdom
PL Euro Services Limited	United Kingdom
Proto Labs GmbH	Germany
Proto Labs Tooling GmbH	Germany
Proto Labs, G.K.	Japan